UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2006
SINA Corporation
(Exact name of Registrant as specified in Charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	000-30698 (Commission File Number)	52-2236363 (I.R.S. Employer Identification No.)
Room 1802, United Plaza
1468 Nan Jing Road West
Shanghai 200040, China
(Address of Principal Executive Offices) (Zip Code)
(86-21) 6289 5678
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
SIGNATURES

Item 1.01. Entry into a Material Definitive Agreement.
On July 31, 2006, the Compensation Committee of the Board of Directors of SINA Corporation (the “Company”) approved the Employment Agreement, dated as of the same date, by and between the Company and Charles Chao (the “Employment Agreement”). Mr. Chao serves as the Chief Executive Officer and President of the Company and is also a member of the Company’s Board of Directors (the “Board”).
The Employment Agreement has a term of three years and may be extended for an additional one-year period after the end of the original term.
Under the Employment Agreement, (i) Mr. Chao is entitled to a monthly salary of RMB200,000, which is equivalent to RMB2,400,000 on an annualized basis; and (ii) Mr. Chao is eligible for certain discretionary incentive bonuses determined by the Board, or its Compensation Committee, in good faith based upon the extent to which Mr. Chao’s individual performance objectives, the Company’s profitability objectives and other financial and nonfinancial objectives are achieved during the applicable bonus period. Mr. Chao is also eligible to participate in any stock option or other incentive programs available to officers or employees of the Company, as well as the Company’s employee benefit plans of general application, such as medical, disability and life insurance and other benefits. In addition, Mr. Chao shall be reimbursed by the Company for reasonable expenses.
In the event his employment is terminated without cause or if a constructive termination has occurred (either event, an “Involuntary Termination”), Mr. Chao shall be entitled to receive payment of severance benefits equal to his regular monthly salary for (i) 18 months if the remaining term of the Employment Agreement (the “Remaining Term”) is more than or equal to 18 months, (ii) the Remaining Term if the Remaining Term is less than 18 months but more than 12 months, or (iii) 12 months if the Remaining Term is equal to or less than 12 months (the “Severance Period”), provided that Mr. Chao executes a release agreement at the time of such termination. An amount equal to 6 months of such severance benefits shall be paid on the 6 month anniversary of the termination date, and the remaining severance benefits shall be paid ratably over the remaining Severance Period in accordance with the Company’s standard payroll schedule.
Additionally, upon an Involuntary Termination, Mr. Chao will be entitled to receive any bonus earned as of the date of such termination, which amount shall be paid on the 6 month anniversary of Mr. Chao’s termination date. The Company will also reimburse Mr. Chao over the Severance Period for health insurance benefits with the same coverage provided to Mr. Chao prior to his termination, provided that reimbursement for the first 6 months of the Severance Period shall be paid on the 6 month anniversary of Mr. Chao’s termination date and reimbursement for any remaining health insurance benefits shall be paid on the first day of each month during which Mr. Chao receives such health insurance benefits. Any unvested stock options or shares of restricted stock held by Mr. Chao as of the date of his Involuntary Termination will vest as to that number of shares that Mr. Chao would have vested during the Severance Period if he had continued employment with the Company through such period, and Mr. Chao shall be entitled to exercise any such stock options through the date that is the later of (x) the 15th day of the third month following the date the stock options would otherwise expire, or (y) the end of the calendar year in which the stock options would otherwise expire.
Mr. Chao is not eligible for any severance benefits if his employment is terminated voluntarily or if he is terminated for cause.
During the term of the Employment Agreement and the Severance Period, if any, Mr. Chao has agreed to certain covenants relating to non-competition and non-solicitation of business. Additionally, during the term of the Employment Agreement and for 12 months thereafter, Mr. Chao has agreed to the non-solicitation of any employees of the Company.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINA CORPORATION (Registrant)
Date: August 4, 2006	By:	/s/ Charles Chao
Charles Chao
President and Chief Executive Officer